Execution Version

AGREEMENT AND PLAN OF MERGER

among

FULL ALLIANCE INTERNATIONAL LIMITED,

YONGYE INTERNATIONAL LIMITED,

YONGYE INTERNATIONAL MERGER SUB LIMITED,

and

YONGYE INTERNATIONAL, INC.

Dated as of September 23, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2013 (this “Agreement”), among Full Alliance International Limited, a British Virgin Islands company (“Holdco”), Yongye International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Yongye International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Yongye International, Inc., a Nevada corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Revised Statutes ( “NRS”) Chapter 92A, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has unanimously (i) determined that it is in the best interests of the Company and its stockholders (other than the Rollover Holders) and declared it advisable to enter into this Agreement, (ii) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend that the Stockholders approve this Agreement and the Transactions;

WHEREAS, the board of directors of each of Holdco, Parent and Merger Sub has (i) approved the execution, delivery and performance by Holdco, Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (ii) declared it advisable for Holdco, Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Mr. Zishen Wu and MSPEA Agriculture Holding Limited (“MSPEA”) (each, a “Guarantor”), is entering into a limited guarantee (the “Limited Guarantee”), a true copy of which is attached hereto as Exhibit A, in favor of the Company to guarantee the due and punctual payment, performance and discharge of certain payment obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco and certain other Stockholders (collectively, the “Rollover Holders”) have executed a contribution agreement, dated the date hereof, among the Rollover Holders and Parent (together with the schedules and exhibits attached thereto, the “Contribution Agreement”), a true copy of which is attached hereto as Exhibit B, pursuant to which: (i) Holdco shall contribute the Shares it owns to Parent immediately prior to the Effective Time by way of capital contribution to its wholly owned subsidiary; and (ii) the Rollover Holders (other than Holdco) shall contribute the Shares they each own, which Shares are set forth on Exhibit B hereto and which Shares, together with Shares to be contributed by Holdco, include all of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company (the “Preferred Shares” and, collectively with all other Shares contributed to Parent pursuant to the Contribution Agreement, the “Rollover Shares”), to Parent immediately prior to the Effective Time in exchange for shares of Holdco;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Rollover Holders have executed a voting agreement in favor of Parent and the Company, dated the date hereof (the “Voting Agreement”), a true copy of which is attached hereto as Exhibit C, pursuant to which the Rollover Holders agree to vote their Rollover Shares in favor of the approval and adoption of this Agreement and the approval of the Merger and the Transactions; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Holdco, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01         The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time, (a) Merger Sub will merge with and into the Company and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of the State of Nevada as a wholly-owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises of the Company and Merger Sub. The Merger will have the effects set forth in this Agreement and the applicable provisions of the NRS, including NRS 92A.250.

Section 1.02         Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article VIII, and unless otherwise mutually agreed in writing among the Company, Holdco, Parent and Merger Sub, the closing of the Merger (the “Closing”) shall take place at 1:00 p.m. (Hong Kong time) at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on a date to be specified by the Special Committee (on behalf of the Company) and Parent (the “Closing Date”), which shall be no later than the third (3rd) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.

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Section 1.03         Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (Nevada time), the Company and Merger Sub will cause articles of merger (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) in accordance with Section 92A.200 of the NRS and, as soon as practicable on or after the Closing Date, will make any and all other filings or recordings required under the NRS. The Merger shall become effective on the date and at such time as the Articles of Merger have been duly filed with the Nevada Secretary of State or at such later date and time as may be agreed by Merger Sub and the Company in writing and specified in the Articles of Merger in accordance with the NRS (the effective date and time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04         Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company, which shall remain the same) the articles of incorporation of Merger Sub as in effect immediately prior to Effective Time and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

Section 1.05         Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form of (except with respect to the name of the Company) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

Section 1.06         Directors and Officers. The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, in each case, unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 9.02 prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01         Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of Holdco, Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)          each share of common stock, par value US$0.001 per share, of the Company (each, a “Common Share” or, collectively, the “Common Shares”), issued and outstanding immediately prior to the Effective Time, other than any Rollover Shares and any Common Shares owned by the Company or any Company Subsidiary (collectively, the “Excluded Shares”) to be cancelled pursuant to Section 2.01(b), shall be converted into the right of its holder (a “Common Stockholder” and collectively, the “Common Stockholders”) to receive US$6.69 in cash per Common Share without interest (the “Merger Consideration”) payable in the manner provided in Section 2.03. All of such Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.01(a) shall no longer be outstanding and shall be automatically cancelled and cease to exist as of the Effective Time. Each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such Common Shares (each such certificate or evidence, a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Stock Certificate in accordance with Section 2.03(b);

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(b)          all Excluded Shares which, for the avoidance of doubt, include all Preferred Shares, shall be automatically cancelled and cease to exist as of the Effective Time, without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)          each share of common stock, with no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, with no par value, of the Surviving Corporation. Such share(s) of common stock shall be the only issued and outstanding share(s) of capital stock of the Surviving Corporation, which shall be reflected in the stock ledger of the Surviving Corporation.

Section 2.02         No Dissenters’ Rights.

Pursuant to NRS 92A.390, no dissenter’s rights or rights of appraisal will apply with respect to the Common Shares in connection with the Merger and assuming the validity of Parent’s and the Rollover Holders’ waiver of dissenter’s rights pursuant to the Contribution Agreement and the Voting Agreement, no holder of Preferred Shares will be entitled to assert dissenter’s rights in connection with the Merger.

Section 2.03         Exchange of Stock Certificates, etc.; Paying Agent.

(a)          Prior to or at the Effective Time, Holdco or Parent shall deposit, or cause to be deposited with a bank or trust company that may be designated by Parent and reasonably acceptable to the Company to act as paying agent (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”), which, prior to the Effective Time, shall be held on behalf of Holdco and Parent and, from and after the Effective Time, shall be held for the benefit of the Common Stockholders (other than holders of the Excluded Shares). The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

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(b)          Exchange Procedures. As promptly as practicable after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a Common Stockholder of record entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such person shall pass, only upon proper delivery of Stock Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the customary procedures set forth in the letter of transmittal)); and (ii) instructions for use in effecting the surrender of any Stock Certificates (or effective affidavit of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration. Upon surrender of a Stock Certificate (or effective affidavit of loss in lieu thereof) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each Common Stockholder holding Common Shares represented by such Stock Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required Tax withholdings) equal to (x) the number of Common Shares represented by such Stock Certificate multiplied by (y) the Merger Consideration, and the Stock Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Common Shares represented by book-entry interests (“Book-Entry Shares”) a cheque or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.01(a) in respect of such Book-Entry Shares, without such Common Stockholder being required to deliver a Stock Certificate or an executed letter of transmittal to the Paying Agent (provided an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares), and such Book-Entry Shares shall then be cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Common Shares pursuant to the provisions of this Article II. In the event of a transfer of ownership of Common Shares that is not registered in the transfer record of the Company, it shall be a condition of payment that such Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Stock Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, without interest.

(c)          Loss, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a cheque, in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Common Shares represented by such Stock Certificate multiplied by (y) the Merger Consideration.

(d)          Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Shares occurring on or after the date hereof and prior to the Effective Time.

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(e)          Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the Common Stockholders, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, by the Surviving Corporation in (i) short-term direct obligations of the United States of America with maturities of no more than 30 days, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper obligations rated A-l or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) deposit accounts with banks having a rating in high investment category granted by a recognized credit rating agency at the time of investment; provided, that no such investment or losses in respect thereto shall affect the amounts payable to such Common Stockholders and Holdco and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent. Except as contemplated herein or in Section 2.03, the Exchange Fund shall not be used for any other purposes.

(f)          Termination of the Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the Common Stockholders at twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation, and any Common Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and similar Laws) for the cash to which they are entitled pursuant to Section 2.01(a). Any portion of the Exchange Fund remaining unclaimed by Common Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g)          No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any Common Stockholders for any such Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)          Withholding Rights. The current understanding of Holdco, Parent and Merger Sub is that no party will be required to deduct or withhold any amount from the consideration otherwise payable pursuant to this Agreement under applicable Law; provided, that stockholders provide United States Internal Revenue Service Forms W-8 or W-9, as applicable. In the event that the circumstances change after the date hereof such that the Surviving Corporation, Holdco or Parent reasonably determines a deduction or withholding is required, the Surviving Corporation, Holdco and Parent shall inform the Special Committee in detail of such change in circumstances and consult with the Special Committee concerning such proposed deduction or withholding, and each of the Surviving Corporation, Holdco, Parent and the Paying Agent shall be entitled to deduct and withhold appropriate amounts (without duplication). To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Holdco, Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of which such deduction and withholding was made by Holdco, Parent, the Surviving Corporation, or the Paying Agent, as the case may be.

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Section 2.04         No Transfers. At the Effective Time, (a) the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time, and (b) the Stockholders holding Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Stock Certificates or Book Entry Shares presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be cancelled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) or (b) as and to the extent set forth in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein; it being agreed that any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent from the text of such information contained in such Company SEC Report), the Company hereby represents and warrants to Holdco, Parent and Merger Sub that:

Section 3.01         Organization and Qualification. Each of the Company and each Company Subsidiary, including any subsidiary (a) controlled by the Company or (b) formed or acquired after the date of this Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.02         Articles of Incorporation. The Company has furnished or otherwise made available to Parent a true and complete copy of the articles of incorporation, bylaws or equivalent organizational documents, each as amended or modified to date, of the Company and each Company Subsidiary as in effect as of the date of this Agreement. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents in any material respect.

Section 3.03         Capitalization.

(a)          The authorized share capital of the Company consists of 150,000,000 Common Shares, par value US$0.001 per share, and 75,000,000 Preferred Shares, par value US$0.001 per share. As of the date of this Agreement, (i) 50,685,216 Common Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable and (ii) 6,505,113 Preferred Shares are issued and outstanding. Except as set forth in this Section 3.03, and except for this Agreement and the Transactions, there are no options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares or securities of, or other equity interests in, the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

(b)          There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any share capital or registered capital, as the case may be, of any Company Subsidiary, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. As of the date hereof, the Company has fewer than 200 “stockholders of record” as such term is defined in NRS 78.010(k).

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Section 3.04         Authority Relative to This Agreement; Fairness.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger, in each case, subject only to the approval of this Agreement by the (i) affirmative vote of the holders of at least a majority of the issued and outstanding Common Shares and Preferred Shares, voting together as a single class, with the number of votes the holders of Preferred Shares shall be entitled to vote equal to the number of Common Shares into which such Preferred Shares are convertible, as determined in accordance with the articles of incorporation of the Company, (ii) affirmative vote or consent of the holders of at least a majority of the issued and outstanding Preferred Shares and (iii) affirmative vote of the holders of at least a majority of the issued and outstanding Common Shares (other than the Excluded Shares) (collectively, the “Requisite Company Vote”), all in accordance with the Company’s articles of incorporation and bylaws and the NRS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Holdco, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)          The Special Committee is composed of three (3) members of the Company Board who are not affiliated with Holdco, Parent or Merger Sub and are not members of the Company’s management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger is in the best interests of the Company and the Stockholders (other than the Rollover Holders), and declared it advisable to enter into this Agreement, (ii) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) subject to the terms of this Agreement (including Section 6.04), resolved to recommend that the Stockholders approve this Agreement (including the recommendation of the Special Committee, the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the Stockholders for approval.

(c)          The Special Committee has received the written opinion (or oral opinion to be confirmed in writing) of Houlihan Lokey Capital, Inc. (the “Financial Advisor”), dated the date of such opinion, to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Common Shares (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent, solely for informational purposes, promptly after the receipt thereof by the Special Committee. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such an opinion may not be relied on by Parent, Holdco, Merger Sub or any of their respective Affiliates.

Section 3.05         Subsidiaries. Section 3.05 of the Company Disclosure Letter sets forth a complete and correct list of the Company’s “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) (such subsidiaries of the Company, the “Material Subsidiaries”). All equity interests of the Material Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or any Company Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens.

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Section 3.06         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger do not and will not, (i) assuming the Requisite Company Vote is obtained, conflict with or violate the articles of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Merger) that the matters referred to in Section 3.06(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any material breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract or obligation, or (iv) require any consent, approval or other authorization of, or filing with or notification to, any party under any Material Contract; except, in the cases of clauses (ii) through (iv), as would not reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent the performance by the Company of its material obligations under this Agreement.

(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Schedule 14A with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the NASDAQ Stock Market, Inc. (“NASDAQ”), (iii) for the filing of the Articles of Merger and related documentation with the Nevada Secretary of State pursuant to the NRS; and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent the performance by the Company of its material obligations under this Agreement.

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Section 3.07         Permits; Compliance with Laws.

(a)          Each of the Company and the Company Subsidiaries is in possession of all material grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”), except where the failure to hold such Material Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Material Company Permits is pending, except where such suspension or cancellation would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries are not in violation or breach of, or in default under, any Material Company Permit, except where such violation, breach or default would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained or completed all approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) required in respect of their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, except where the lack of such approvals, filings, registrations or other requisite formalities with Governmental Authorities in PRC would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital, except where failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Neither the Company nor any Company Subsidiary is or has been in default or violation of any Law applicable to the Company or any Company Subsidiary, including without limitation, (i) any Laws applicable to its business and (ii) any Laws related to the protection of personal data, except for any such default or violation which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice or communication of any material non-compliance with any applicable Laws that has not been cured.

Section 3.08         SEC Filings; Financial Statements.

(a)          The Company has timely filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2010 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed, and if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report, statements, schedules or other document with the SEC.

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(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

(c)          Neither the Company nor any Company Subsidiary has any liabilities of any nature (whether accrued, absolute, fixed or contingent), except liabilities (i) reflected, accrued or reserved against in the consolidated balance sheet included in its annual report filed on Form 10-K for the period ended December 31, 2012 (including the notes thereto), (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred in the ordinary course of business or (iv) that would not reasonably be expected to have a Company Material Adverse Effect.

(d)          As of the date of this Agreement, there is no transaction, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any Company Subsidiary was a party, that would be required to be disclosed under Item 404 of Reg S-K.

(e)          The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act that are designed to ensure that all material information concerning the Company and the Company Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are likely to materially affect, the Company’s internal control over financial reporting.

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(f)          To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has taken any action or failed to take any action that, directly or indirectly, (i) would constitute a violation in any material respect by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any foreign official (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-bribery or anti-corruption law, or (ii) would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to induce such person to act against the interest of his or her employer or principal in violation of applicable Law.

Section 3.09         Absence of Certain Changes or Events. Since December 31, 2011 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect.

Section 3.10         Absence of Litigation.

(a)          As of the date of this Agreement, there is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any share, security, equity interest, property or asset of the Company or any Company Subsidiary, before any Governmental Authority which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.

(b)          As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any share, security, equity interest, or material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, in each case, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11         Labor and Employment Matters.

(a)          The Company and each Company Subsidiary is in compliance with all labor and employment Laws of the PRC, including all such Laws relating to (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security taxes and any similar tax; and (iii) deductions, payments and contributions of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Law, except in all cases for any non-compliance which would not reasonably be expected to have a Company Material Adverse Effect.

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(b)          There are no collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and to which the Company or any Company Subsidiary is a party to or bound by; and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, “Company Personnel”); (ii) there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (iii) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority; and (iv) there is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two (2) years.

Section 3.12         Real Property; Title to Assets.

(a)          Section 3.12 of the Company Disclosure Letter sets forth a complete and correct list of (i) all real property and interests in real property owned by the Company or any Company Subsidiary as of the date of this Agreement and (ii) all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary as of the date of this Agreement, in each case that is material to the business of the Company and the Company Subsidiaries, taken as a whole (the “Company Real Property”). Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of the Company Real Property, and all of its other material property or assets other than real property, tangible and intangible, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)          All current leases and subleases of real property entered into by the Company or a Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. There are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased or subleased by the Company or any Company Subsidiary for the purposes for which it is currently being used, other than restrictions that would not reasonably be expected to have a Company Material Adverse Effect. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Company Subsidiary other than those that would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.13         Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries either own or have the right to use all Intellectual Property necessary for the conduct of its business; which as currently conducted does not infringe upon or misappropriate the Intellectual Property rights or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party; (b) neither the Company nor any Company Subsidiary has received written notice of any claim that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party; (c) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary and (d) there are no pending, or to the knowledge of the Company, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any Company Subsidiary, of any Intellectual Property owned by the Company or any Company Subsidiary.

Section 3.14         Taxes.

(a)          (i) The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all material federal, state and foreign income and franchise tax returns (“Tax Returns”) required to be filed by them and have paid and discharged all material Taxes shown as due thereon, other than such payments as are being contested in good faith by appropriate proceedings; (ii) all such Tax Returns are true, accurate and complete in all material respects; (iii) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any material amount of Taxes or interest thereon or penalties in connection therewith; (iv) there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of material Taxes against the Company or any Company Subsidiary; (v) the Company and the Company Subsidiaries have each properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law; and (vi) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material amount of Tax.

(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the Transactions will not give rise to Taxes of the Company or any Company Subsidiary (including transfer Taxes).

Section 3.15         Material Contracts.

(a)          Except for (i) this Agreement (and the Contracts contemplated to be entered into hereunder by the Company), (ii) contracts, arrangements or understandings to which the Company or any Company Subsidiary is a party as of the date of this Agreement (the “Contracts”) filed as exhibits to the Company SEC Reports or (iii) as set forth in Section 3.15(a) of the Company Disclosure Letter (such Contracts collectively, the “Material Contracts”), as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by:

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(i)          any Contract that is required to be filed by the Company pursuant to Item 15 of Form 10-K under the Exchange Act;

(ii)         any Contract relating to any credit, loan or facility arrangement, guarantee or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) of more than US$2,000,000 for each such Contract individually, other than any Indebtedness between or among any of the Company and any Company Subsidiary;

(iii)        any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any Third Party, in each case that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(iv)         all Contracts relating to the purchase or sale of any Shares or other securities of the Company or any Company Subsidiary that has a fair market value or purchase price of more than US$1,000,000 under which there are material rights or obligations outstanding;

(v)          any Contract that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any material line of business or with any person or entity or in any geographic area or during any period of time;

(vi)         any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Company Subsidiary or prohibits the issuance of any guaranty by the Company or any wholly owned Company Subsidiary;

(vii)        any Contract providing for any indemnification, earn-out, installment or other contingent obligations or similar payments that is still in effect and could reasonably be expected to result in payment of more than US$250,000, to or from the Company or any Company Subsidiary, by or to any Third Party;

(viii)      any Contract providing for the acquisition from another person or disposition to another person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract (or series of related Contracts) in excess of US$5,000,000;

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(ix)         any Contract that are license agreements material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or such Company Subsidiary or Company Subsidiaries (other than license agreements for commercially available software on standard terms or non-exclusive licenses granted in the ordinary course of business); and

(x)          any Contract providing for any change of control or similar payments to a third party in excess of US$1,000,000.

(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles; (ii) as of the date of this Agreement, to the knowledge of the Company, no other party is in material breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written claim of material default under any such Material Contract and, to the knowledge of the Company, no fact or event exists that could give rise to any claim of material default under any Material Contract; and (iv) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.

Section 3.16         Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, (b) the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as management has determined to be prudent in accordance with industry practice in the PRC for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance, (c) neither the Company nor any Company Subsidiary is in breach or default of or has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of, or permit the termination or modification of, any such insurance policies, and (d) neither the Company nor any Company Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.17         Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar agreement or plan. None of the requirements or restrictions of (a) the Nevada “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, or (b) the Nevada “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive (each, a “Takeover Statute” and together, the “Takeover Statutes”) would apply to prevent the consummation of any of the transactions contemplated by this Agreement, including the Merger. The Company Board has adopted such resolutions as are necessary so that the Takeover Statutes are rendered inapplicable to the Merger or any of the other Transactions.

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Section 3.18         Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (ii) to the knowledge of the Company, there have been no releases of Hazardous Materials at or on any property owned or operated by the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has received from a Governmental Authority a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, and (iv) neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

Section 3.19         Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.20         Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.21         No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, each of Holdco, Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Holdco, Parent, Merger Sub or any of their respective affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF Holdco, PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (it being understood that any matter disclosed in any section of the Parent Disclosure Letter will be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that is applicable to such other section), Holdco, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01         Corporate Organization; Capitalization.

(a)          Each of Holdco, Parent and Merger Sub is a legal corporation duly incorporated, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction in which it is incorporated, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of the business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Holdco, Parent or Merger Sub or otherwise be materially adverse to the ability of Holdco, Parent or Merger Sub to perform their obligations under this Agreement.

(b)          Parent has previously furnished to the Company a true and complete copy of the memorandum and articles of association of Holdco and Parent and the articles of incorporation and bylaws of Merger Sub, each as amended or modified to date, as in effect as of the date of this Agreement. Such memorandum and articles of association, articles of incorporation and bylaws are in full force and effect as of the date hereof. None of Holdco, Parent and Merger Sub is in violation of any provision of its memorandum and articles of association, with respect to Holdco and Parent, or articles of incorporation or bylaws, with respect to Merger Sub, in any material respect.

(c)          Parent was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations and will have no assets, liabilities or obligations of any nature, other than pursuant to this Agreement, the Financing Commitments, the Contribution Agreement and the Voting Agreement.

(d)          As the date of this Agreement, (i) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens; and (ii) Holdco owns beneficially and of record all of the outstanding capital stock of Parent free and clear of all Liens. As of the Effective Time, (A) the Rollover Holders will be the beneficial owners of 100% of the issued and outstanding capital stock of Holdco and (B) Holdco will own all of the issued and outstanding capital stock of Parent.

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Section 4.02         Authority Relative to This Agreement. Each of Holdco, Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Holdco, Parent and Merger Sub and the consummation by Holdco, Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco, Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Holdco, Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Holdco, Parent and Merger Sub, enforceable against each of Holdco, Parent and Merger Sub in accordance with its terms, except (i) as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.03         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Holdco, Parent and Merger Sub do not, and the performance of this Agreement by Holdco, Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association (or equivalent organizational documents) of Holdco, Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Holdco, Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Holdco, Parent or Merger Sub pursuant to, any Contract or obligation to which Holdco, Parent or Merger Sub is a party or by which Holdco, Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Holdco, Parent or Merger Sub or otherwise be materially adverse to the ability of Holdco, Parent and Merger Sub to perform their obligations under this Agreement.

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(b)          The execution and delivery of this Agreement by Holdco, Parent and Merger Sub do not, and the performance of this Agreement by Holdco, Parent and Merger Sub and the consummation by Holdco, Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Articles of Merger and related documentation with the Nevada Secretary of State pursuant to the NRS, (iv) for approval by, and filings and registrations and other requisite formalities with, SAFE with respect to the Debt Financing and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Holdco, Parent or Merger Sub or otherwise be materially adverse to the ability of Holdco, Parent or Merger Sub to perform their obligations under this Agreement.

Section 4.04         Financing; Equity Rollover.

(a)          Parent has delivered to the Company true and complete copies of (i) an executed facility agreement, dated as of September 23, 2013 between Parent and China Development Bank Corporation (the “Lender”) (as the same may be amended or modified pursuant to Section 6.07, the “Loan Agreement”), pursuant to which the Lender has agreed, subject to the terms and conditions thereof, to provide the term loan described therein in connection with the Transactions (the “Senior Debt Financing”), and an executed note purchase agreement, dated as of September 23, 2013 among Holdco, Lead Rich International Limited (the “Sponsor”) and Mr. Zishen Wu (solely with respect to Sections 9.3, 9.12 and 11.13 thereof) (the “Note Purchase Agreement”), pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to purchase the notes described therein in connection with the Transactions (the “Mezzanine Debt Financing”, and together with the Senior Debt Financing, the “Debt Financing”), (ii) an executed equity commitment letter from the Sponsor (the “Sponsor Equity Commitment Letter”), pursuant to which the Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions in the Sponsor Equity Commitment Letter, equity securities of Holdco, the sole shareholder of Parent, in the aggregate amount set forth therein (the “Sponsor Equity Financing”), (iii) an executed equity commitment letter from Mr. Zishen Wu (the “CEO Equity Commitment Letter” and, together with the Sponsor Equity Commitment Letter, the “Equity Commitment Letters”), pursuant to which Mr. Wu has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions in the CEO Equity Commitment Letter, indirect equity interests of Holdco, the sole shareholder of Parent, in the aggregate amount set forth therein (the “CEO Equity Financing” and, together with the Sponsor Equity Financing, the “Equity Financing”), (iv) an executed escrow agreement, dated as of September 23, 2013, among MSPEA, the Sponsor and The Hongkong and Shanghai Banking Corporation (the “Escrow Agreement”) and (v) the Contribution Agreement (together with the Loan Agreement, the Note Purchase Agreement, the Equity Commitment Letters and the Escrow Agreement, the “Financing Commitments”), pursuant to which, subject to the terms and conditions therein, the Rollover Holders (other than Holdco) have committed to contribute to Parent, immediately prior to the Effective Time, the number of Shares set forth therein and to consummate the Transactions, in consideration of equity securities of Holdco and Holdco has committed to contribute to Parent, immediately prior to the Effective Time, Shares held by Holdco (together with the Debt Financing and the Equity Financing, the “Financing”). The Equity Commitment Letters provide that the Company is a third-party beneficiary thereof.

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(b)          As of the date hereof, (i) the Financing Commitments are in full force and effect and are the valid and binding obligations of Parent and the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles, (ii) none of the Financing Commitments has been amended or modified prior to the date of this Agreement and no such amendment or modification is contemplated and (iii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect, provided, that Parent and Merger Sub may replace, amend or supplement the Financing Commitments to the extent permitted by Section 6.07. Assuming (A) the Financing is funded in accordance with the Financing Commitments, and (B) the satisfaction or waiver of the conditions to the obligation of Holdco, Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02, as of the date hereof, the aggregate proceeds contemplated by the Debt Financing and the Equity Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the aggregate Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Financing Commitments on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto or that would otherwise excuse or permit the Lender, the Sponsor or the Rollover Holders to refuse to fund their respective obligations under the Financing Commitments to which each is a party. Subject to the satisfaction of the conditions set forth in Sections 7.01 and 7.02, Parent has no reason to believe that any of the conditions in the Financing Commitments will not be satisfied on or prior to the Closing Date. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein.

(c)          There are no side letters or other agreements to which Holdco, Parent, Merger Sub, MSPEA, Mr. Zishen Wu, the Sponsor or any of their respective Affiliates, is a party related to the funding, investing or contribution, as applicable, of the full amount of (i) the Equity Financing other than as expressly set forth in the Equity Commitment Letters, (ii) the contribution other than as expressly set forth in the Contribution Agreement and (iii) the Debt Financing other than as expressly set forth in the Loan Agreement and the Note Purchase Agreement. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof.

Section 4.05         Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter, as of the date hereof, (i) there are no Actions pending or, to the knowledge of Holdco, Parent or Merger Sub, threatened against Holdco, Parent, Merger Sub or any of their respective subsidiaries, other than any such Action that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Holdco, Parent or Merger Sub, and (ii) none of Holdco, Parent or Merger Sub or any of their subsidiaries is subject to the provisions of any Law which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions by Holdco, Parent or Merger Sub or otherwise be materially adverse to the ability of Holdco, Parent or Merger Sub to perform their obligations under this Agreement.

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Section 4.06         Parent Information. None of the information supplied or to be supplied in writing to the Company by or on behalf of Holdco, Parent or Merger Sub or any of its subsidiaries specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Holdco, Parent or Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

Section 4.07         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco, Parent or Merger Sub.

Section 4.08         Ownership of Securities. Other than the Rollover Shares and Shares and other securities of the Company held by Affiliates of MSPEA as an asset manager on behalf of other beneficiary owners, as of the date of this Agreement, none of Holdco, Parent, Merger Sub, MSPEA, Mr. Zishen Wu, the Sponsor, or any of their Affiliates, beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest in, the Company or the Company Subsidiaries or any options, warrants or other rights to acquire or vote the Shares or other securities of the Company or the Company Subsidiaries.

Section 4.09         Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization or pursuant to this Agreement or in connection with the Merger and the other Transactions. Merger Sub does not have any subsidiaries.

Section 4.10         Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Holdco or Parent is necessary to approve this Agreement or the Transactions, including the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub (which has occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement and the Transactions, including the Merger.

Section 4.11         Solvency. Immediately following the Effective Time and after giving effect to the Merger and taking into account the financing and related transaction costs necessary in order to consummate the Merger, Holdco, Parent, the Surviving Corporation and each of its subsidiaries will not (a) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (b) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Merger; or (c) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective indebtedness, in each case after giving effect to the transactions contemplated by this Agreement.

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Section 4.12         Limited Guarantee. Concurrently with the execution of the Agreement, the Guarantors have delivered to the Company a duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and is a valid and binding obligation of each Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 4.13         Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Rollover Holders have delivered to the Company the Voting Agreement. The Voting Agreement is and shall be in full force and effect and is and shall remain the valid, binding and enforceable obligation of the Rollover Holders, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles. The Voting Agreement has not been and will not be amended or modified.

Section 4.14         Certain Arrangements. Other than the Buyer Group Contracts (as defined below), there are no Contracts (whether oral or written) (a) between Holdco, Parent, Merger Sub, any of their Affiliates (excluding the Company and its Subsidiaries), MSPEA or the Sponsor, on the one hand, and any member of the Company’s management, directors, officers, employees or stockholders, on the other hand, that relate in any way to the Shares or other securities of the Company, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration in connection with the Transactions, (c) pursuant to which any stockholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Competing Transaction or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Holdco, Parent, Merger Sub or the Company to finance in whole or in part the Merger.

Section 4.15         Buyer Group Contracts. Parent has delivered to the Company true and complete copies of (a) the Contribution Agreement, (b) the Voting Agreement, (c) the Limited Guarantee, (d) the Financing Commitments, and (e) that certain interim investor agreement by and among Mr. Zishen Wu, Ms. Xingmei Zhong, Full Alliance, MSPEA and the Sponsor dated as of the date hereof (collectively, the “Buyer Group Contracts”), including all amendments thereto or modifications thereof. Other than the Buyer Group Contracts and any agreement relating to the ownership, business and operations of the Surviving Corporation after the Effective Time, there are no side letters or other oral or written Contracts relating to the transactions contemplated by this Agreement between two or more of the following persons: each of the Rollover Holders, Holdco, Parent, Merger Sub, the Guarantors and any of their respective Affiliates.

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Section 4.16         Anti-Takeover Provisions. Assuming the accuracy of the Company’s representations and warranties in Section 3.03, neither Parent nor Merger Sub has any reason to believe that any of the requirements or restrictions of the Takeover Statutes would apply to prevent the consummation of any of the Transactions, including the Merger.

Section 4.17         Non-Reliance.

(a)          In entering into this Agreement, each of Holdco, Parent and Merger Sub acknowledges that it has not relied on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article III).

(b)          The Company has made available to Holdco, Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Holdco, Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Holdco, Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Holdco, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of Holdco, Parent and Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of Holdco, Parent and Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith.

Section 4.18         No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, the Company acknowledges that none of Holdco, Parent, Merger Sub or any other person on behalf of Holdco, Parent or Merger Sub makes any other express or implied representation or warranty with respect to Holdco, Parent or Merger Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

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ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01         Conduct of Business by the Company Pending the Merger. The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice in all material aspects; and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with Governmental Authorities, customers, suppliers and other persons with which the Company or any Company Subsidiary has business relations that are material to the Company and the Company Subsidiaries, taken as a whole. Further, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Letter or as expressly contemplated or permitted by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)          amend or otherwise change its articles of incorporation, bylaws or equivalent organizational documents;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than the issuances of shares by a Company Subsidiary to the Company or another Company Subsidiary, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Company Subsidiary having a current value in excess of US$2,000,000, except in the ordinary course of business and in a manner consistent with past practice or pursuant to existing Contracts;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, or split, combine or reclassify any of its shares, other than dividends paid by a wholly owned Company Subsidiary to its parent or another Company Subsidiary in a manner that would not have an adverse effect on the availability of the Debt Financing;

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, or create any new Company Subsidiaries, other than the merger, consolidation, amalgamation or other combination of any wholly-owned Company Subsidiary with any other wholly-owned Company Subsidiary;

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(f)          enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment to or from the Company or any Company Subsidiary, by or to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business consistent with past practice;

(g)          (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$1,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$1,000,000 individually or US$2,000,000 in the aggregate, other than Indebtedness owed by any of the wholly-owned Subsidiaries of the Company to the Company or to another wholly owned Subsidiary of the Company; or (iii) create or grant any Lien on any material assets of the Company or any Company Subsidiary other than Permitted Liens; or (iv) authorize, or make any commitment with respect to, any single capital expenditure that are not budgeted in the Company’s current plan approved by the Company Board which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the Company and the Company Subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(h)          except as otherwise required by applicable Law or any Contract in effect as of the date of this Agreement and disclosed to Parent prior to the date hereof, (A) enter into any new employment or compensatory agreements, or amend or terminate any such agreements (including any Company Employee Agreement), with any director, officer, employee or consultant of the Company or any Company Subsidiary (other than the hiring or termination of employees or consultants below officer level with annual compensation of less than US$100,000 (or its RMB equivalent)), (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any Company Subsidiary, (C) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any Company Subsidiary, (D) establish, adopt, amend or terminate any Company Employee Plan, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan or Company Employee Agreement, to the extent not already required in any such plan or contemplated by this Agreement (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any Company Subsidiary;

(i)          make any material changes with respect to any financial accounting policies, methods or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except as required by changes in statutory or regulatory accounting rules, GAAP or Law;

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(j)          pay, discharge or satisfy any debt in excess of US$1,000,000, other than the payment, discharge or satisfaction of such debt as they become due in the ordinary course of business and consistent with past practice;

(k)          enter into, materially amend, or modify or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(l)          enter into any Contract between the Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates, officers, directors or employees, on the other hand, other than reasonable expense reimbursement to Company Personnel in the ordinary course of business and consistent with past practice;

(m)          terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

(n)          commence or settle any material Action (in the case of any settlement, other than settlements (i) in the ordinary course of business and consistent with past practice, (ii) requiring the Company and the Company Subsidiaries to pay monetary damages not exceeding US$250,000 individually and US$1,000,000 in the aggregate, and (iii) not involving the admission of any wrongdoing by the Company or any Company Subsidiary);

(o)          engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

(p)          make, revoke or change any material Tax election, materially amend any Tax return or waive any statute of limitations with respect to any material Tax claim or assessment, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, or settle or finally resolve any material controversy with respect to Taxes, or materially change any method of Tax accounting; or

(q)          agree, authorize or enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02         Conduct of Business by Holdco, Parent and Merger Sub Pending the Merger. Each of Holdco, Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not take any action or fail to take any action which would, individually or in the aggregate, prevent, materially delay or materially impede the ability of Holdco, Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

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Section 5.03         No Control of Other Party’s Business. Except as expressly provided in the Agreement, nothing contained in this Agreement is intended to give Holdco, Parent or Merger Sub, directly or indirectly, the right to control the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Holdco’s, Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Holdco, Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01         Proxy Statement and Schedule 13E-3. As promptly as reasonably practicable following the date hereof, the Company, with the assistance of Holdco, Parent and Merger Sub, shall prepare and cause to be filed with the SEC a proxy statement relating to the approval of this Agreement by the Stockholders (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Holdco, Parent and Merger Sub shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. Each of the Company, Holdco, Parent and Merger Sub shall use its commercially reasonable efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Holdco, Parent and Merger Sub shall use its commercially reasonable efforts to (i) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings of the Proxy Statement and the Schedule 13E-3, (ii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (iii) have cleared by the staff of the SEC the Proxy Statement and the Schedule 13E-3 (and with respect to the Proxy Statement, the Company will thereafter mail to the Stockholders as promptly as reasonably practicable, the Proxy Statement and all other required proxy or other material for meetings such as the Stockholders’ Meeting) and (iv) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Stockholders any supplement or amendment to the Proxy Statement or Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting. Each of Holdco, Parent and Merger Sub shall promptly furnish all information concerning it to the Company as may be reasonably requested in connection with, and cooperate with the Company in, the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall promptly provide Parent with copies of all written correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide to the Company with copies of all written correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing of the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall consider in good faith all comments reasonably proposed by Parent. If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Holdco, Parent, Merger Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Merger Sub, Holdco, or Parent which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.

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Section 6.02         Company Stockholders’ Meeting.

(a)          The Company shall, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E 3 and the Proxy Statement, (i) mail or cause to be mailed the Proxy Statement to the Stockholders, as of the record date established for the stockholders’ meeting; provided, that the Company shall not be required to mail the Proxy Statement on or before the Go-Shop Period End Date, and (ii) duly convene and cause to occur the stockholders’ meeting (the “Stockholders’ Meeting”) for the purpose of voting upon the approval of this Agreement; provided, that the Company may postpone or adjourn the Stockholders’ Meeting, (A) with the consent of Parent, (B) if at the time the Stockholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, or (C) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Stockholders’ Meeting. Notwithstanding anything to the contrary in this Agreement, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation pursuant to Section 6.04(e) and/or authorizes the Company to terminate this Agreement pursuant to Section 8.03(c) or 8.03(d), the Company shall not be required to convene or hold the Stockholders’ Meeting or submit this Agreement to the Stockholders for approval.

(b)          Subject to Section 6.04(e), the Company Board shall (i) recommend to Stockholders that they approve and adopt this Agreement, and shall include such recommendation in the Proxy Statement, and (ii) use its reasonable best efforts to solicit from its Stockholders proxies in favor of the approval of this Agreement and the Merger and to secure the Requisite Company Vote. Without limiting the generality of the foregoing sentence, the Company agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction if the Company Board shall not have made a Change in the Company Recommendation.

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Section 6.03         Access to Information.

(a)          From the date hereof until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article VIII, and subject to applicable Law or the terms of any Contract to which the Company or any Company Subsidiary is subject (provided, that the Company shall use its reasonable best efforts to obtain any consent required under such Contract in order that it may comply with the terms of this Section 6.03(a)), upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall (i) provide to Parent (and Parent’s Representatives) reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) to the extent not publicly available, furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in its investigation, provided, that the Company shall not be required to (A) take or allow actions that would unreasonably interfere with the operation of the business of the Company and the Company Subsidiaries, or (B) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto.

(b)          All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with Section 9.13.

(c)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04         Competing Transactions.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and continuing until 11:59 p.m. New York City time on the date which is forty (40) days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Competing Transactions, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person ”) pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any information concerning the Company or the Company Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Competing Transactions or otherwise cooperate with, assist or participate in or facilitate any inquiries, proposals, discussions or negotiations that relate to a Competing Transaction. Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent in writing of the material terms and conditions of any proposal or offers regarding a Competing Transaction (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof. Except as otherwise expressly provided in Section 6.04(c), the Company shall (x) immediately cease any activities permitted by the preceding sentence and any discussions or negotiations with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected to lead to, a Competing Transaction, and (y) promptly request each person (other than Parent and any Excluded Party) that has theretofore executed a standstill, confidentiality or similar agreement in connection with such person’s consideration of a Competing Transaction to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable agreement. Except as set forth in Section 6.04(c), immediately after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article XIII, the Company agrees that neither it nor any Company Subsidiary shall, nor shall the Company or any Company Subsidiary authorize or permit any of their respective Representatives to, directly or indirectly, (A) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, (B) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (C) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction, or (D) authorize or permit any Representatives of the Company or any Company Subsidiary retained by or acting directly or indirectly under the direction of the Company or any Company Subsidiary, to take any action set forth in clauses (A) – (C) of this Section 6.04(a) or (E) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, other than to permit such third party to make a proposal or offer with respect to a Competing Transaction in accordance with this Section 6.04.

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(b)          Following the Go-Shop Period End Date, the Company shall notify Parent as promptly as reasonably practicable (and in any event within 48 hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying (i) the material terms and conditions thereof (including material amendments or proposed material amendments), (ii) the identity of the party making such proposal or offer or inquiry or contact, and (iii) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 6.04, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

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(c)          Notwithstanding anything to the contrary in this Section 6.04, at any time after the Go-Shop Period End Date and prior to the receipt of the Requisite Company Vote, (i) following receipt by the Company of a written inquiry, proposal or offer with respect to a Competing Transaction from any person, the Company and its Representatives may contact such person solely in order to (A) clarify and understand the terms and conditions of such inquiry, proposal or offer so as to determine whether it constitutes or could reasonably be expected to result in a Superior Proposal and (B) notify such person of the restrictions of this Section 6.04; and (ii) the Company may furnish information to, and enter into discussions or negotiations with, a person who has made a written, bona fide proposal or offer regarding a Competing Transaction (provided, that such bona fide proposal or offer shall not have been obtained in material violation of Section 6.04(a) and the Company shall have complied in all material respects with the requirements of Section 6.04(a) with respect to such proposal or offer), if the Special Committee, which shall have full, sole and exclusive authority to make such a decision, has (x) determined, in its good faith judgment (after consultation with its outside financial advisor and legal counsel), that such proposal or offer constitutes, or may reasonably be expected to result in, a Superior Proposal, (y) promptly provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such person, and (z) obtained from such person an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and, in any event, within forty-eight (48) hours) make available to Parent any material information concerning the Company and the Company Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in this Section 6.04(c) (subject to the limitations and obligations set forth herein) with respect to any bona fide written proposals or offers regarding a Competing Transaction submitted by a Solicited Person on or before the Go-Shop Period End Date if the Special Committee determines in good faith (after consultation with its outside financial advisor and legal counsel) that such proposal or offer regarding a Competing Transaction constitutes, or may reasonably be expected to result in, a Superior Proposal (each such Solicited Person, an “Excluded Party”); provided, that an Excluded Party shall cease to be an Excluded Party if the negotiation between the Company and such Solicited Person with respect to the Competing Transaction that resulted in such Solicited Person becoming an Excluded Party shall have been terminated.

(d)          Except as set forth in Section 6.04(e), neither the Company Board nor the Special Committee shall (i) change, withhold, withdraw, qualify or modify, in a manner adverse to Holdco, Parent or Merger Sub, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Holdco, Parent or Merger Sub, the Company Recommendation, (ii) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a Competing Transaction other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Transaction (any of such actions under clauses (i), (ii) or (iii) being referred to as a “Change in the Company Recommendation”) or (iv) approve or recommend, or cause or permit the Company or any of the Company Subsidiaries to enter into any agreement, letter of intent, acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”).

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(e)          Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the time of the Stockholders’ Meeting and upon advice by outside financial advisor and legal counsel, (i) that failure to make a Change in the Company Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, the Company Board may, upon the recommendation of the Special Committee, make a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 8.03(c); or (ii) that an offer or proposal regarding a Competing Transaction which did not result from a material breach of Section 6.04(a) constitutes a Superior Proposal, the Company Board may, upon recommendation of the Special Committee, make a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 8.03(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if the Company concurrently (or prior to such termination) pays the Company Termination Fee in accordance with Section 8.06(a), but only if (x) after (A) providing at least five (5) Business Days’ written notice to Parent (a “6.04 Notice”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 8.03(d), and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such third party proposal or offer would cease to constitute a Superior Proposal and (z) following the end of the five (5) Business Day period, the Company Board (upon the recommendation of the Special Committee and based upon advice by its outside financial advisor and legal counsel), shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent in response to the 6.04 Notice or otherwise, that the Superior Proposal giving rise to the 6.04 Notice continues to constitute a Superior Proposal; provided, that any material modifications to such third party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(e), but that references in this Section 6.04(e) to five (5) Business Days shall be changed to references to three (3) Business Days.

(f)          Nothing contained in this Section 6.04 shall be deemed to prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to the Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Stockholders to comply with Applicable Law, provided, that, subject to Section 6.04(d), the Company Board shall expressly reaffirm the Company Recommendation in such disclosure.

(g)          An “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement entered into between the Company and Abax Global Capital (Hong Kong) Limited (“Abax HK”) on September 4, 2012.

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(h)          A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company Subsidiaries that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole, other than any such transaction in the ordinary course of business; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

(i)          A “Superior Proposal” means a written, bona fide offer made by a person with respect to a Competing Transaction that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after (x) consultation with its outside financial advisor and legal counsel, and (y) taking into consideration such terms and conditions the Company Board deems appropriate, including all legal, financial, regulatory and other aspects, of such offer, any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(e) prior to the time of determination and the identity of the person or group making the offer), to be more favorable to the Company and the Stockholders from a financial point of view (other than the Rollover Holders) than the Merger. For purposes of the definition of “Superior Proposal”, each reference to “20%” in the definition of “Competing Transaction” shall be replaced with “50%”.

Section 6.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The articles of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the articles of incorporation and bylaws (or comparable organizational documents) of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification shall be required by Law. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements and employment agreements by and among the Company or the Company Subsidiaries and their respective directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or the Company Subsidiaries.

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(b)          The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company or the Company Subsidiaries with respect to matters occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”), on terms and conditions no less favorable than those in effect on the date hereof; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (and in such case shall purchase as much of such coverage as possible for such amount). In addition, the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

(c)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause the Company Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with, (A) the fact that such person is or was a director or officer of the Company or any Company Subsidiary, or (B) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Company Subsidiaries’ organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the NRS or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Company Subsidiary if such service was at the request or for the benefit of the Company or any Company Subsidiary; provided, that, in the case of each of (i) and (ii), if required by applicable Law, such person shall have provided the Surviving Corporation with a written undertaking to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 6.05(c).

(d)          The obligations of Parent and the Surviving Corporation and the Company Subsidiaries under this Section 6.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 6.05, to whom this Section 6.05 applies, without the consent of such affect Indemnified Party or person, as the case may be. If Parent or the Surviving Corporation or any of their respective subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.05.

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Section 6.06         Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:

(a)          any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, as the case may be, threatened in writing against the Company or any Company Subsidiary or Parent and any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(d)          any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 6.06 shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

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Section 6.07         Financing.

(a)          Subject to the terms and conditions of this Agreement, each of Holdco and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under any Financing Commitment; provided, that Parent and Merger Sub may amend or modify the Financing Commitments and/or elect to replace all or any portion of the Debt Financing and/or Equity Financing with alternative debt and/or equity financing (the “Alternative Financing”), in each case so long as (i) the aggregate proceeds of the Financing (as amended or modified) and/or any Alternative Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (A) the aggregate Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith, (ii) the amendment or modification or the Alternative Financing does not impose new or additional conditions or otherwise expands, amends or modifies the existing conditions in any way and (iii) the amendment or modification or the Alternative Financing would not or would not reasonably be expected to (x) prevent or materially delay the consummation of the Transactions or (y) adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Financing Commitments. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. In addition, Holdco, Parent and Merger Sub shall use their respective reasonable best efforts to (i) subject to its rights under the first sentence of this Section 6.07(a), maintain in full force and effect the Financing Commitments until the Transactions are consummated, (ii) negotiate any definitive agreements in addition to the Loan Agreement and as contemplated by the Loan Agreement (including, without limitation, the Company Security Documents defined in the immediately following section (c)), with respect to the Senior Debt Financing and definitive agreements with respect to the Mezzanine Debt Financing, and the Equity Financing on the terms and conditions contained in the Note Purchase Agreement and the Equity Commitment Letters, (iii) satisfy on a timely basis all conditions in the Financing Commitments that are within its control and otherwise comply with its obligations thereunder, (iv) consummate the Financing at or prior to the Effective Time and (v) assuming all terms and conditions of the Debt Financing have been satisfied, cause the Lender or the Sponsor to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby; provided, that under no circumstance shall Parent or Merger Sub be under any obligation to seek through litigation or other legal proceeding to enforce its rights against any Lender. In the event that all conditions to funding under the Financing Commitments (other than the Equity Commitment Letters) have been satisfied, Holdco, Parent and Merger Sub shall use their respective reasonable best efforts to cause the Sponsor and Mr. Zishen Wu to fund the Equity Financing required to consummate the transactions contemplated under this Agreement, including the Merger in accordance with the terms of this Agreement (including taking enforcement actions to cause such persons to provide such Equity Financing in the event conditions (A) through (D) under Section 9.07(b)(i) have been satisfied). For purposes of this Section 6.07, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be replaced, amended or supplemented by this Section 6.07(a), and references to “Financing Commitments” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.07(a).

(b)          Without limiting the generality of Section 6.07(a), Holdco and Parent shall give the Company prompt notice: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment, which would be reasonably likely to result in any condition of the Financing Commitment not to be satisfied or the termination of any Financing Commitment, of which Parent or Merger Sub becomes aware; (ii) of the receipt of any written notice or other written communication from any party to any Financing Commitment with respect to any alleged or potential breach, default, termination or repudiation by any party to any Financing Commitment or any provisions of the Financing Commitment related to the Financing which could result in any condition of the Financing Commitment not to be satisfied or the termination of any Financing Document; (iii) of any material dispute or disagreement between or among any parties to the Financing Commitment; and (iv) if Holdco, Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, (A) Parent shall promptly notify the Company, and (B) Holdco and Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not less favorable to Holdco, Parent and Merger Sub (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the Merger as promptly as possible, but in any event no later than the earlier of (x) thirty (30) days after the originally contemplated Closing Date, or (y) the Termination Date.

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(c)          The Company agrees to provide, and shall cause each Company Subsidiary and each of their respective Representatives to provide to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing and any Alternative Financing, including, without limitation, (i) causing the Company’s independent accountants to provide assistance and cooperation to Parent and its representatives, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements, providing consent to Parent to use audit reports relating to the Company and the Company Subsidiaries and providing any necessary “comfort letters”, (ii) assisting in the negotiation of, and executing and delivering, definitive financing documents, including pledge and security documents, and certificates (including a certificate of the chief financial officer of the Company (or any of the Company Subsidiaries) with respect to solvency matters before giving effect to the Debt Financing or Alternative Financing, the consummation of the Transactions, any matters relating to Parent or any actions to be taken from and after the Closing), legal opinions, management representation letters or other documents, to the extent reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral or consummation of the Debt Financing or Alternative Financing, (iii) providing reasonable access by Parent and any Debt Financing or Alternative Financing sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and representatives of the Company and each of the Company Subsidiaries, (iv) obtaining surveys and title insurance reasonably requested by Parent, (v) using commercially reasonable efforts to obtain consents customary for financings similar to the Debt Financing or Alternative Financing, (vi) taking all reasonable actions necessary to (x) permit the prospective lenders involved in the Debt Financing or Alternative Financing to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account Contracts and lock box arrangements in connection with the foregoing, and (vii) take all other corporate actions reasonably necessary to permit the consummation of the Debt Financing or Alternative Financing; provided, that (A) none of the Company or any of the Company Subsidiaries shall be required to become subject to any obligations or liabilities with respect to definitive financing documents, including pledge and security documents prior to the Closing and none of the Company or any Company Subsidiary shall be required to take any action that is not contingent upon the Closing or that would be effective prior to the Effective Time, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business and operations of the Company or the Company Subsidiaries and (C) none of the Company or any of the Company Subsidiaries shall be required to issue any offering or information document prior to the Effective Time. Notwithstanding any other provision of this Agreement, none of the Company or any of the Company Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment which the Parent does not agree to reimburse the Company for or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out of pocket costs and expenses incurred by the Company and the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing or Alternative Financing and any information utilized in connection therewith except with respect to any information provided by the Company or any of the Company Subsidiaries. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing or Alternative Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any Company Subsidiary.

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Section 6.08         Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (x) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions, (y) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (z) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (x) employing such resources as are necessary to obtain any consents, approvals, authorizations or permits of, or filings with or notifications to, any applicable Governmental Authorities (“Regulatory Approvals”) and (y) taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that nothing herein shall require the Company or any Company Subsidiary to take any action that is not contingent upon the Closing or that would be effective prior to the Effective Time; provided, further, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent (which consent should not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or any other provision of this Agreement, the Company and Parent shall mutually agree on the strategy and process by which the parties will seek any Regulatory Approval and shall both participate, to the extent practical, in all meetings and communications with any Governmental Authority, including by determining the appropriate timing of any such meeting or communications (including the timing of the submission of any filing with, or the response to any request by, a Governmental Authority or any action to be taken pursuant to this Section 6.08(a)). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

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(b)          Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Holdco, Parent, Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the Transactions.

Section 6.09         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 6.10         Participation in Litigation. Prior to the Effective Time, (a) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened, against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised without Parent’s prior written consent (which consent should not be unreasonably withheld, conditioned or delayed).

Section 6.11         Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Company Subsidiaries designated by Parent.

Section 6.12         Public Announcements. Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall use reasonable best efforts to consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system or with respect to a Change in the Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 6.04, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

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Section 6.13         Stock Exchange Delisting. The Company shall cooperate with Parent, which shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC or NASDAQ to cause the delisting by the Surviving Corporation from the NASDAQ and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after (and not in any event prior to) the Effective Time.

Section 6.14         Takeover Statutes. If any Takeover Statute is or may become applicable to the Company, Holdco, Parent or any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Company, Holdco, Parent or any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals or amend the Company’s bylaws) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to lawfully eliminate or minimize the effects of such statute, regulation or provision on the Merger and the other Transactions.

Section 6.15         Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary of the Company to cause dispositions of equity securities (including derivative securities) of the Company pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16         Expenses. Except as otherwise provided in this Agreement including Section 8.06(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that (a) the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the filing of the Schedule 13E-3 (including, in each case, applicable SEC filing fees) and the solicitation of the Requisite Company Vote shall be shared equally by Holdco and Parent on one hand, and the Company on the other hand and (b) Parent and Holdco shall pay all filing fees and other charges for all filings, if any, required under PRC antitrust or competition laws.

Section 6.17         No Amendment to Buyer Group Contracts. Holdco, Parent and Merger Sub shall not, and shall cause their respective Affiliates, and shall use commercially reasonable efforts to cause MSPEA, Mr. Zishen Wu, Ms. Xingmei Zhong and the Sponsor not to, amend, modify, withdraw, waive or terminate any Buyer Group Contract in a manner that would impede or materially delay the consummation of the Transactions.

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Section 6.18         Management. Holdco, Parent and Merger Sub shall not, and shall cause their respective Affiliates, and shall use commercially reasonable efforts to cause MSPEA, Mr. Zishen Wu, Ms. Xingmei Zhong and the Sponsor not to, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee, in each case excluding Mr. Zishen Wu and the Rollover Holders, solely in their capacities as Stockholders prior to the Closing, that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Competing Transaction.

Section 6.19         Actions Taken at Direction of Holdco or Parent. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article V and Article VI hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the written direction of Holdco, Parent, Mr. Zishen Wu or MSPEA after the date of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party. The obligations of the Company, Holdco, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b)          No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement (an “Injunction”).

Section 7.02         Conditions to the Obligations of Holdco, Parent and Merger Sub. The obligations of Holdco, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

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(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03 (Capitalization), 3.09(b) (Absence of Certain Changes or Events) and 3.17 (Anti-Takeover Provisions), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 3.03 (Capitalization), 3.09(b) (Absence of Certain Changes or Events) and 3.17 (Anti-Takeover Provisions) shall be true and correct in all respects (except, in the case of Section 3.03, for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d).

(d)          Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

Section 7.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Holdco, Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of any of the Transactions.

(b)          Agreements and Covenants. Holdco, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer Certificate. Holdco, Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date, signed by a director of each of Holdco, Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04         Frustration of Closing Conditions. None of the Company, Holdco, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company (acting through the Special Committee, if then in existence) with the approval of their respective boards of directors.

Section 8.02         Termination by Either the Company or Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by either the Company (upon the approval of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)           the Merger shall not have been consummated on or before June 23, 2014 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate by the Termination Date;

(b)          any Governmental Authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in the enactment, issuance, promulgation, enforcement or entry of an Injunction by any Governmental Authority; or

(c)          the Requisite Company Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof.

Section 8.03         Termination by the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by the Company (upon the approval of the Special Committee), if:

(a)          a breach or failure of any representation, warranty or covenant of Holdco, Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and such breach or failure is not capable of being cured or has not been cured within thirty (30) Business Days of the receipt by Holdco, Parent or Merger Sub of written notice thereof from the Company; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if a material breach of this Agreement by the Company has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition’s capability to be satisfied;

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(b)          the Merger shall not have been consummated within five (5) Business Days of the satisfaction of all the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided, that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period at least three (3) Business Day prior to such termination;

(c)          prior to the receipt of the Requisite Company Vote, the Company Board (upon the recommendation of the Special Committee) has effected a Change in the Company Recommendation and/or authorized termination of this Agreement pursuant to clause (i) of Section 6.04(e); or

(d)          prior to the receipt of the Requisite Company Vote, (i) the Company Board (upon recommendation of the Special Committee) has effected a Change in the Company Recommendation and/or authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to clause (ii) of Section 6.04(e), and (ii) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal.

Section 8.04         Termination by Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by Parent, if:

(a)          a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and such breach or failure is not capable of being cured or has not been cured within Thirty (30) Business Days of the receipt by Company of written notice thereof from Parent; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if a material breach of this Agreement by Holdco, Parent or Merger Sub has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition’s capability to be satisfied; or

(b)          the Company Board or the Special Committee shall have effected and not withdrawn a Change in the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement.

Section 8.05         Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Sections 6.10 and 6.12, Article VIII and Article IX shall survive any termination of this Agreement.

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Section 8.06         Fees Following Termination.

(a)          The Company will pay, or cause to be paid, to Parent an amount equal to US$4,000,000 (the “Company Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 8.04(b), (ii) by the Company pursuant to Section 8.03(c) or Section 8.03(d); or (iii) by the Company or Parent pursuant to Section 8.02(a) without the Requisite Company Vote having been obtained or Section 8.02(c) or by Parent pursuant to Section 8.04(a) if, at the time of such termination, a bona fide Competing Transaction shall have been publicly announced or publicly made known, and not withdrawn prior to the termination of this Agreement, and within twelve (12) months after such termination the Company or any of the Company Subsidiaries consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided, that for purposes of this Section 8.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”). Such payment shall be made, in the case of termination pursuant to clause (i) above, no later than two (2) Business Days after the date of such termination, in the case of termination pursuant to clause (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above, no later than two (2) Business Days following the consummation of the Competing Transaction mentioned in clause (iii) above. Notwithstanding the foregoing, (A) in the event this Agreement is terminated by the Company pursuant to Section 8.03(d) or by Parent pursuant to Section 8.04(b), in each case in connection with an offer or proposal in connection with a Competing Transaction received by the Company on or before the Go-Shop Period End Date, the “Company Termination Fee” shall mean a fee in the amount of US$2,000,000 and (B) in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)          Parent will pay, or cause to be paid, to the Company an amount equal to US$10,000,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. Notwithstanding the foregoing, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.

(c)          If the Company or Parent terminates this Agreement pursuant to Section 8.02(c), Parent will pay, or cause to be paid to the Company, all of the reasonable documented out-of-pocket expenses (including all fees and expenses of counsel, investment bankers, experts and consultants) incurred by the Company in connection with this Agreement or any of the Transactions up to a maximum amount of US$2,000,000 (the “Company Expense”), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. In the event the Company is obligated to pay the Company Termination Fee pursuant to Section 8.06(a) in connection with a termination of this Agreement pursuant to Section 8.02(c), then concurrently with the payment of the Company Termination Fee the Company shall also pay to Parent the amount of Company Expense previously paid to the Company by Parent pursuant to this Section 8.06(c).

(d)          In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee or the Company Expense, when due and in accordance with the requirements of this Agreement, and in order to obtain the payment, the Company or Parent, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by such other party (including, without limitation, fees and expenses of counsel) in connection with such Action, together with interest on such unpaid Company Termination Fee, Parent Termination Fee or Company Expense, as the case may be, commencing on the date that the Company Termination Fee, Parent Termination Fee or Company Expense, as the case may be, became due, at a rate equal to the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

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(e)          Each of the Company, Holdco, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee, Parent Termination Fee or Company Expense is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a), Section 8.06(b) or Section 8.06(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

Section 8.07         Limitations on Liability.

(a)          Notwithstanding anything to the contrary in this Agreement, subject to Section 9.07, other than with respect to the Company’s claims for any indemnification under and reimbursement of costs and expenses pursuant to Section 6.07(c) and Section 6.16, the Company’s right to receive from Parent the Parent Termination Fee pursuant to Section 8.06(b) or the Company Expense pursuant to Section 8.06(c) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries, the direct or indirect stockholders of the Company or any other person, or any of their respective affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents (collectively, the “Company Group”) against (A) Holdco, Parent, Merger Sub, the Sponsor or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholder or, assignees of, Holdco, Parent, Merger Sub, the Guarantors, the Sponsor or the Lender (the foregoing, with respect to the Lender and the Sponsor, the “Lender Related Parties” and, with respect to the Sponsor, the “Sponsor Related Parties”), (C) any lender or prospective lender, including the Lender, lead arranger, arranger, agent or representative of or to Holdco, Parent or Merger Sub, or (D) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, or assignees of any of the foregoing (all persons described in (A) to (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise). Furthermore and for the avoidance of doubt, the Company acknowledges and agrees that (i) neither the Lender nor the Lender Related Parties shall have any liability or obligation to the Company Group if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Loan Agreement or any definitive agreement contemplated thereby, and (ii) for the avoidance of doubt, without limiting the Sponsor’s obligations under the Sponsor Equity Commitment Letter, neither the Sponsor nor the Sponsor Related Parties shall have any liability or obligation to the Company Group if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Note Purchase Agreement or any definitive agreement contemplated thereby.

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(b)          Notwithstanding anything to the contrary in this Agreement, subject to Section 9.07, Parent’s right to receive from the Company the Company Termination Fee pursuant to Section 8.06(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).

(c)          For the avoidance of doubt and subject to Section 9.07, (i) neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Debt Financing, the Note Purchase Agreement or the Equity Commitment Letters) other than (A) the payment of the Parent Termination Fee pursuant to Section 8.06(b) or the payment of the Company Expense pursuant to Section 8.06(c) and (B) the reimbursement of costs and expenses pursuant to Section 6.07(c) and Section 6.16, and in no event shall any of the Company, the Company Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Debt Financing, the Loan Agreement, the Note Purchase Agreement and the Equity Commitment Letter), other than (without duplication) from Parent or Merger Sub to the extent provided in Sections 6.07(c), 6.16, 8.06(b) and 8.06(c) and (ii) neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 8.06(a), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a).

(d)          The provisions of this Section 8.07 are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group, as the applicable.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements (a) set forth in Articles I and II, Sections 6.05 and 6.12, Article VIII, and this Article IX and (b) that by their terms are to be performed in whole or in part after the Effective Time.

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Section 9.02         Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(i)          if to Holdco, Parent or Merger Sub:

c/o Yongye International, Inc.

Suite 608, Xueyuan International Tower

No. 1, Zhichun Road

Haidian District

Beijing, China 100083

Attention:	Mr. Zishen Wu
Facsimile:	+86 10 8231-1797

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention:	Peter Huang
Daniel Dusek
Facsimile:	+86 (10) 6535 5577
Email:	peter.huang@skadden.com
daniel.dusek@skadden.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Hong Kong Club Building, 12th Floor

3A Chater Road, Central

Hong Kong

Attention:	John E. Lange
Facsimile:	+852 2840 4833

Email: jlange@paulweiss.com

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with a copy to:

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road, Central, Hong Kong

Attention:	Akiko Mikumo
Facsimile:	+852 3015 9354

Email: akiko.mikumo@weil.com

(ii)         if to the Company:

Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Attention:	Ling Zhu
Facsimile:	+86 10 8231-1797

Email: ling.zhu@yongyeintl.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District, Beijing

Attention:	Ling Huang and W. Clayton Johnson
Facsimile:	+852 2160 1087
Email:	lhuang@cgsh.com;
cjohnson@cgsh.com

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum and Norwood P. Beveridge, Jr.

Facsimile No.: (212) 407-4990

Email:	mnussbaum@loeb.com;
nbeveridge@loeb.com

Section 9.03         Certain Definitions.

(a)          For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

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“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required by Law or authorized to close in The City of New York, Hong Kong and the PRC.

“Company Disclosure Letter” means the disclosure schedule delivered to Holdco, Parent and Merger Sub by the Company on the date hereof.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other similar contract or arrangement between the Company or an Affiliate and any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by the Company or any Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (iii) changes in applicable Laws (or any interpretation or enforcement thereof) or directives or policies of a Governmental Authority of general applicability that are binding on the Company or any of the Company Subsidiaries; (iv) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including the initiation of litigation or other legal proceeding related to this Agreement or the Transactions, or any losses of customers or employees; (v) acts of God, natural disasters, epidemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities or similar events; (vi) changes in the market price or trading volume of Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (vii) actions or omissions of the Company or any of the Company Subsidiaries taken (x) that are required by this Agreement, or (y) with the written consent or at the written request of Holdco, Parent, Merger Sub, Mr. Zishen Wu or MSPEA after the date of this Agreement; (viii) any breach of this Agreement by Holdco, Parent or Merger Sub; (ix) changes, effects or circumstances affecting the industries or markets in which the Company and the Company Subsidiaries operate; (x) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (xi) any change or prospective change in the Company’s credit ratings; provided, that events, circumstances, changes or effects set forth in clauses (i), (ii), (iii), (v) and (ix) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such events, circumstances, changes or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred or would be reasonably expected to occur).

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“Company Subsidiary” means each person which is a subsidiary of the Company.

“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 9.13 or other obligation of confidentiality, (ii) was available to the receiving party on a nonconfidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (iii) becomes available to the receiving party on a nonconfidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means all foreign, federal, state, or local laws, statutes, regulations, ordinances, codes, or decrees relating to (a) Releases or threatened Releases of Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, (c) the environment, or (d) the protection of human health and safety.

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“EBITDA” means the net income of the Company from continuing operations before interest expense (income), income taxes, depreciation and amortization expense, adding back non-cash charges including, without limitation, compensation charges for equity grants and charges for unconsolidated losses (gains), determined directly from the financial statements of the Company.

“Environmental Permits” means all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, commission, court, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

“Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.3(a) of the Company Disclosure Letter, and with respect to any other party hereto, the actual knowledge of any director or officer of such party.

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“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), charge, encumbrance, servient easement, adverse claim, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Parent Disclosure Letter” means the disclosure schedule delivered to the Company by Parent on the date hereof.

“Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or law, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided, that such regulations have not been materially violated, (iii) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber, (iv) Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties, (v) limitations or restrictions under any license, lease or sublease or other Contract or otherwise imposed by the applicable Law, (vi) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (viii) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities, provided, that there is no material violation thereunder that has resulted in such limitations or restrictions, (ix) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement and (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Reg S-K” means Regulation S-K promulgated under the Securities Act.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

“Shares” means, collectively, all Common Shares together with all Preferred Shares.

“Stock Incentive Plan” means the Company’s 2010 Omnibus Securities and Incentive Plan.

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“Stockholders” means, collectively, all Common Stockholders together with all holders of Preferred Shares.

“subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (i) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (ii) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (iii) of which such party or any subsidiary of such party is a general partner, or (iv) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location and Definition

6.04 Notice	6.04(e)
Abax HK	6.04(g)
Acceptable Confidentiality Agreement	6.04(g)
Action	3.10(a)
Affiliate	9.03(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.04(d)
Alternative Financing	6.07(a)
Applicable Date	3.08(a)
Articles of Merger	1.03
Book-Entry Shares	2.03(b)
Business Day	9.03(a)
Buyer Group Contracts	4.15
CEO Equity Commitment Letter	4.04(a)
CEO Equity Financing	4.04(a)
Change in the Company Recommendation	6.04(d)
Closing	1.02

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Closing Date	1.02
Common Share	2.01(a)
Common Shares	2.01(a)
Common Stockholder	2.01(a)
Common Stockholders	2.01(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	9.03(a)
Company Employee Agreement	9.03(a)
Company Employee Plan	9.03(a)
Company Expense	8.06(c)
Company Group	8.07(a)
Company Material Adverse Effect	9.03(a)
Company Personnel	3.11(b)
Company Real Property	3.12(a)
Company Recommendation	3.04(b)
Company SEC Reports	3.08(a)
Company Subsidiary	9.03(a)
Company Termination Fee	8.06(a)
Competing Transaction	6.04(h)
Confidential Information	9.03(a)
Contract	9.03(a)
Contracts	3.15(a)
Contribution Agreement	Recitals
control	9.03(a)
Damages	6.05(c)
Debt Financing	4.04(a)
EBITDA	9.03(a)
Effective Time	1.03
Environmental Laws	9.03(a)
Environmental Permits	9.03(a)
Equity Commitment Letters	4.04(a)
Equity Financing	4.04(a)
Escrow Agreement	4.04(a)
Evaluation Date	3.08(e)
Exchange Act	3.06(b)
Exchange Fund	2.03(a)
Excluded Party	6.04(c)
Excluded Shares	2.01(a)
FCPA	3.08(f)
Financial Advisor	3.04(c)
Financing	4.04(a)
Financing Commitments	4.04(a)
GAAP	3.08(b)
Go-Shop Period End Date	6.04(a)
Governmental Authority	9.03(a)

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Guarantor	Recitals
Hazardous Materials	9.03(a)
Holdco	Preamble
Indebtedness	9.03(a)
Indemnified Parties	6.05(b)
Injunction	7.01(b)
Intellectual Property	9.03(a)
knowledge	9.03(a)
Law	3.06(a)
Lender	4.04(a)
Lender Related Parties	8.07(a)
Liens	9.03(a)
Limited Guarantee	Recitals
Loan Agreement	4.04(a)
Material Company Permits	3.07(a)
Material Contracts	3.15(a)
Material Subsidiaries	3.05
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
Mezzanine Debt Financing	4.04(a)
MSPEA	Recitals
NASDAQ	3.06(b)
Nevada Secretary of State	1.03
Note Purchase Agreement	4.04(a)
NRS	Recitals
Parent	Preamble
Parent Disclosure Letter	9.03(a)
Parent Group	8.07(a)
Parent Termination Fee	8.06(b)
Paying Agent	2.03(a)
Permitted Liens	9.03(a)
person	9.03(a)
PRC	3.07(a)
Preferred Shares	Recitals
Proxy Statement	6.01
Reg S-K	9.03(a)
Regulatory Approvals	6.08(a)
Release	9.03(a)
Representatives	9.03(a)
Requisite Company Vote	3.04(a)
Rollover Holders	Recitals
Rollover Shares	Recitals
SAFE	3.07(a)
SAIC	3.07(a)
SAT	3.07(a)

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SEC	3.06(b)
Securities Act	3.05
Senior Debt Financing	4.04(a)
Shares	9.03(a)
Solicited Person	6.04(a)
Special Committee	Recitals
Sponsor	4.04(a)
Sponsor Equity Commitment Letter	4.04(a)
Sponsor Equity Financing	4.04(a)
Sponsor Related Parties	8.07(a)
Stock Certificate	2.01(a)
Stock Incentive Plan	9.03(a)
Stockholders	9.03(a)
Stockholders’ Meeting	6.02(a)
subsidiaries	9.03(a)
subsidiary	9.03(a)
Superior Proposal	6.04(i)
Surviving Corporation	1.01
Takeover Statute	3.17
Takeover Statutes	3.17
Tax Returns	3.14(a)
Taxes	9.03(a)
Termination Date	8.02(a)
Third Party	9.03(a)
Transactions	Recitals
Voting Agreement	Recitals

Section 9.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party; provided, that, the parties intend that the remedies and limitations thereon shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases the liability of any party (including any Parent Group member) or obligation hereunder or under the Debt Financing. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the confidentiality agreement between the Company and Abax HK dated as of September 4, 2012, the Contribution Agreement, the Limited Guarantee, and the Voting Agreement shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any persons providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing), provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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Section 9.06         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Sections 6.05 and 8.07 (which are intended to be for the benefit of the persons covered thereby, including the Lender and the Lender Related Parties, and may be enforced by such persons), (b) Sections 9.04, 9.08 and 9.09 and this Section 9.06 (which are intended to be for the benefit of, among others, the Lenders and the Lender Related Parties, and may be enforced by, among others, the Lenders and the Lender Related Parties), and (c) with respect to Stockholders and only after the Effective Time, for the provisions set forth in Article II. Each of Holdco, Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of the date hereof or as of any other date.

Section 9.07         Specific Performance.

(a)          The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Holdco, Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Holdco, Parent or Merger Sub, on the other hand, shall, subject to Section 8.07 and Section 9.07(b), each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party.

(b)          Notwithstanding the foregoing provisions of this Section 9.07, the parties acknowledge and agree that the Company shall be entitled to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief to cause Holdco, Parent or Merger Sub to cause the Equity Financing to be funded at any time (whether under this Agreement or the Equity Commitment Letters) if (A) all conditions in Section 7.01 and 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (B) Holdco, Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (C) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.07, pursuant to the commitments with respect thereto) has been funded or will be funded immediately prior to the Effective Time if the Equity Financing is funded immediately prior to the Effective Time and (D) the Company has irrevocably confirmed in writing that if the Debt Financing and the Equity Financing are funded, it would be ready, willing and able to consummate the Closing.

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(c)          Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.07, neither Holdco, Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Holdco, Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

Section 9.08         Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York (except that the NRS shall govern (a) the internal affairs of the Company and Merger Sub and any other entities that are organized and existing under the Laws of the State of Nevada, including the fiduciary duties of the directors and officers thereof, (b) the Merger, and (c) all other provisions of, or transactions contemplated by, this Agreement, or any other matters, to which the NRS mandatorily applies), without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction to govern this Agreement. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in any federal court located in the Borough of Manhattan, in The City of New York, or the New York State Supreme Court Commercial Division in and for New York County, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manners as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.08, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 9.09         Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by a jury in respect of any Action arising out of or relating to this Agreement or the Transactions. Each party hereto certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (b) such party has considered the implication of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.09.

Section 9.10         Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that otherwise would require further approval of the Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to Section 9.10 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13         Confidentiality.

(a)          Prior to and during the term of this Agreement, each party has disclosed or may disclose to the other party Confidential Information. Subject to Section 9.13(b), unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any person other than the receiving party’s Representatives (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) whom the receiving party will cause to observe the terms of this Section 9.13, and (ii) not to use Confidential Information for any purpose other than in connection with the Transactions. Each party acknowledges that such party shall be responsible for any breach of the terms of this Section 9.13 by such party or its Representatives and each party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

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(b)          In the event that the receiving party or any of its Representatives is required by Law to disclose any the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.13. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 9.13, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such disclosing party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

Section 9.14         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of the page is intentionally left blank.]

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IN WITNESS WHEREOF, Holdco, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
Name: Xingmei Zhong
Title: Director

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Director

YONGYE INTERNATIONAL MERGER SUB LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Director

YONGYE INTERNATIONAL, INC.

By:	/s/ Sean Shao
Name: Sean Shao
Title: Director and Chair of Special Committee

[Signature Page to Merger Agreement]

ANNEX A

NEVADA SECRETARY OF STATE FORM OF ARTICLES OF MERGER

PURSUANT TO SECTION 92A.200 OF THE NEVADA REVISED STATUTES

A-1